Exhibit 10.1

2121 SOUTH EL CAMINO REAL

San Mateo, California 94403

September 1, 2014

Mr. Michael Brodsky

2121 South El Camino Real

San Mateo, California 94403

Dear Michael:

Reference is made to your employment offer letter dated effective August 6, 2013, as amended December 4, 2013, with Selectica, Inc. (the “Company”) whereby you currently serve as Executive Chairman (the “Employment Agreement”). You will continue to serve as Executive Chairman, reporting to the Company’s Board of Directors, for an extended transition period through August 31, 2015. This letter hereby amends the Employment Agreement as follows:

1. Section 2 shall be amended and replaced with the following:

Cash Compensation. The Company will pay you a salary at the rate of $12,500 per month from September 1, 2014 through August 31, 2015, less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule, after which this agreement will terminate and you would thereby automatically resign as Executive Chairman and as an executive and employee of the Company but would continue thereafter in your director capacity as Chairman of the Board.

2. The following shall be added to end of Section 3.1:

For your extended service through August 31, 2015, you will be granted an additional grant of (i) 25,000 restricted stock units representing shares of the Company’s Common Stock (the “CEO Units”) and (ii) a stock option (the “CEO Option”) to purchase 50,000 shares of Company’s Common Stock, in each case under Company’s 1999 Equity Incentive Plan (the “EIP”). The CEO Units and the CEO Options shall be granted on September 2, 2014, with the CEO Options having an exercise price equal to the fair market value of the Company’s common stock at the open of market on September 2, 2014. The CEO Units and CEO Options shall vest over a 24 month period (regardless of whether you continue employment) in equal quarterly installments from September 1, 2014. The CEO Units will be settled on the earliest Permissible Trading Day after they vest. In addition, 100% of the CEO Units and CEO Options will vest and the CEO Units will be settled immediately if the Company is subject to a Change in Control, as defined in the EIP. The grants of the CEO Units and CEO Options are subject to the other terms and conditions set forth in the EIP and the Company’s forms of Stock Unit Agreement and Stock Option Agreement.

September 1, 2014

Please indicate your agreement with these terms by countersigning below.

Very truly yours,

SELECTICA, INC.

By:	/s/ Alan Howe
Name:	Alan Howe, on behalf of the Board of Directors

I have read and accept this agreement:

/s/ Michael Brodsky
MICHAEL BRODSKY

Dated:	September 1, 2014